EXHIBIT 5


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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Will Hart                                             Facsimile:  (303) 839-5414
                                 (303) 839-0061

                               September 10, 2013

RD & G HOLDINGS CORPORATION
1885 W. Dartmouth
Unit 1
Englewood, CO 80110


     This letter will constitute an opinion upon the legality of the sale by RD & G Holdings Corporation, a Colorado corporation, of up to 10,000,000 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, and based upon the laws of Colorado, the Company has duly authorized the sale of the 10,000,000 shares mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

                                Very truly yours,

                                HART & HART, LLC

                                /s/ William T. Hart
                                -------------------
                                William T. Hart